Exhibit 21.0

The following is a list of subsidiaries of the Company as of December 31, 2017, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary. Teva Pharmaceutical Industries, Ltd. is not a subsidiary of any other entity.

Name of Subsidiary	Jurisdiction of Organization
AbZ-Pharma GmbH	Germany
Actavis Pharma Holding 4 ehf	Iceland
Arrow International Ltd.	Malta
INTER LAB PHARMACEUTICA, S.A. de C.V.	Mexico
Laboratorio Chile S.A.	Chile
Medis ehf.	Iceland
Mepha Schweiz AG	Switzerland
Merckle GmbH	Germany
Norton (Waterford) Limited	Ireland
Norton Healthcare Limited	United Kingdom
Pharmachemie Holding B.V.	Netherlands
PLIVA HRVATSKA d.o.o.	Croatia
Plus Chemicals, branch of Teva Pharmaceuticals International GmbH	Switzerland
ratiopharm Arzneimittel Vertriebs-GmbH	Austria
Ratiopharm GmbH	Germany
ratiopharm Oy	Finland
Teva API B.V.	Netherlands
Teva API Inc.	United States
Teva Canada Limited	Canada
Teva Czech Industries s.r.o	Czech Republic
Teva Finance Services II B.V.	Curacao
Teva GmbH	Germany
Teva Italia S.r.l	Italy
Teva Limited Liability Company	Russia
TEVA OPERATIONS POLAND	Poland
Teva Pharma S.L	Spain
Teva Pharmaceutical Industries Ltd	Israel
TEVA Pharmaceutical Works Private Limited Company	Hungary
Teva Pharmaceuticals International GmbH	Switzerland
Teva Pharmaceuticals USA, Inc.	United States
Teva Santé SAS	France
Teva Takeda Pharma Ltd.	Japan
Teva Takeda Yakuhin Ltd.	Japan
Teva UK Limited	United Kingdom